Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders US Assets, Inc.
We hereby consent to inclusion in this registration statement on Form S-1 of US Assets, Inc. of (a) our report dated January 29, 2016, with respect to the balance sheet of US Assets, Inc. as of June 30, 2015, and the related statements of operations, changes in stockholders' equity and cash flows for the period from July 28, 2014 (date of inception) through June 30, 2015 and (b) our report dated June 27, 2016, with respect to the balance sheet of the Company as of March 31, 2016, and the related statements of operations and cash flows for the nine-month period ended March 31, 2016 and (c) the reference to our firm under the heading "Experts" in such registration statement.
VOGEL CPAs, PC
Dallas, Texas September 7, 2016